Shea & Gardner
                         1800 Massachusetts Avenue, N.W.
                              Washington, DC 20036

                            Telephone: (202) 828-2000
                           Facsimile: (202) 828-2195

                                 April 19, 2002




Committee
The Prudential Variable Contract Account-2
Gateway Center 3
100 Mulberry Street
Newark, NJ  07102-4077

Gentlemen:

     We have served as counsel to The Prudential Variable Contract Account-2 (the "Account") in connection with various matters relating to the registration of the variable annuity contracts issued through the Account under the Securities Act of 1933, as amended, and the registration of the Account under the Investment Company Act of 1940, as amended.

     Based on our examination of the relevant documents contained in the Account's registration statement, and in reliance upon certain exhibits to that registration statement, and assuming that the contracts are issued in accordance with the terms described in the registration statement, that the purchase payments made under the contracts are allocated to the Account, and that all actions necessary to obtain approval of the contracts under state insurance law are taken, we are of the opinion that the contracts will be legally issued and will be binding obligations of The Prudential Insurance Company of America.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Account's registration statement.


                                                     Yours truly,


                                                     /s/ Christopher E. Palmer
                                                     ---------------------------
                                                     Christopher E. Palmer